Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated January 29, 2024 on the financial statements and financial highlights of ACR Opportunity Fund (formerly, ACR Multi-Strategy Quality Return (MQR) Fund) and ACR Equity International Fund (formerly, ACR International Quality Return (IQR) Fund), each a series of shares of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 28, 2024